Exhibit 99.7

(b) Pro forma financial information

Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

On March 18, 2011, Utah Medical Products, Inc. (UTMD) purchased all of the outstanding shares of Femcare Group Ltd (Femcare) of the United Kingdom, and its subsidiaries (the Acquisition) for a purchase price of $41 million, including consideration for patent rights and non-competition agreements.  The Acquisition was effected pursuant to Stock Purchase Agreements, dated March 18, 2011.

The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2010 is presented as if the acquisition of Femcare had occurred on December 31, 2010.  The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2010 are presented as if the acquisition of Femcare had occurred on January 1, 2010 with acquisition-related adjustments reflected in the period presented.  The unaudited pro forma combined condensed consolidated financial information has been prepared by UTMD’s management.  Certain amounts of Femcare’s historical financial statements have been reclassified to conform to UTMD’s presentation.

The Acquisition has been accounted for using the acquisition method of accounting and, accordingly, the total estimated purchase consideration of the acquisition was allocated to tangible assets and identifiable intangible assets acquired and liabilities assumed based on their relative fair values.  The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill.  Determination of the Femcare purchase price and allocation of the Femcare purchase price used in the unaudited pro forma combined condensed consolidated financial statements are based upon preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the measurement period as UTMD finalizes the valuation of the net intangible assets and intangible assets acquired and liabilities assumed.  Any change could result in material variances between future financial results and the amounts presented in these unaudited pro forma combined condensed consolidated financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The unaudited pro forma combined condensed consolidated statements of operations do not reflect nonrecurring acquisition-related charges resulting from the acquisition transaction.

The unaudited pro forma combined condensed consolidated statements are for information purposes only and do not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the date indicated above or that may be achieved in the future.  The unaudited pro forma combined condensed consolidated statement of operations does not include the effects of any cost savings from operating efficiencies and synergies that may result from the acquisition.

The unaudited pro forma combined condensed consolidated financial statements, including the notes thereto, should be read in conjunction with UTMD’s historical financial statements, filed with the SEC, its Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 3, 2011, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2011 filed on May 10, 2011.

UTAH MEDICAL PRODUCTS, INC.
UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	Historical as of December 31, 2010
	Utah Medical	Femcare Group	Pro forma adjustments		Pro forma combined
ASSETS
Current assets:
Cash	$3,818	$5,499	$(2,547)	(A)	$6,770
Investments, available-for-sale	14,718	-	(14,718)	(A)	-
Accounts and other receivables, net	3,164	1,591	(2)	(B)	4,753
Inventories	3,097	1,035			4,132
Prepaid expenses and other current assets	161	635	(203)	(B)	593
Other current assets	185	2	(2)	(B)	185
Total current assets	25,142	8,762	(17,472)		16,432

Property and equipment, net	8,750	616			9,365

Goodwill - net	7,191	-	8,771	(C)	15,963

Intangible assets - net	-	9,738	27,466	(D)	37,203

Other intangible assets - net	155	101			256

Total assets	$41,238	$19,217	$18,764		$79,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$398	$860			$1,257
Accrued expenses	1,290	1,612	(469)	(B)	2,433
Current portion of notes payable	215	281	5,016	(E)	5,513
Other	-	518	(241)	(B)	277
Total current liabilities	1,903	3,271	4,307		9,481

Long term debt	909	38,966	(17,776)	(E)	22,099
Deferred tax liability - intangible assets	-	-	8,771	(F)	8,771
Other long term liabilities	634	-	443	(B)	1,078
Total liabilities	3,446	42,236	(4,255)		41,428
Stockholders' equity:
Preferred stock	-	9	(9)	(G)	-
Common stock	36	7	(7)	(G)	36
Accumulated other comprehensive (loss)	(1,275)	-	-		(1,275)
Additional paid-in capital	107	634	(634)	(G)	107
Treasury shares	-	(206)	206	(G)	-
Retained earnings (accumulated deficit)	38,924	(23,462)	23,462	(G)	38,924
Total stockholders' equity	37,792	(23,019)	23,019		37,792

Total liabilities and stockholders' equity	$41,238	$19,217	$18,764		$79,220

See notes to unaudited pro forma combined condensed consolidated financial statements.

UTAH MEDICAL PRODUCTS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Historical For the Twelve Months Ended December 31, 2010
	Utah Medical	Femcare Group	Pro forma Adjust- ments			Pro forma Combined
Sales, net	$25,121	$15,367	$			$40,488
Cost of goods sold	11,911	4,709				16,620
Gross profit	13,209	10,658				23,867
Operating expense:
Sales and marketing	1,537	2,234				3,772
Research and development	397	417				813
General and administrative	2,354	6,376		(545)	(H)	8,185
Total operating expense	4,288	9,027		(545)		12,770
Income from operations	8,922	1,631		545		11,097
Other income (expense):
Dividend and interest income	48	19				67
Capital gains and (losses) on investments	(9)	-				(9)
Royalty income	-	125				125
Interest expense	(25)	(3,456)		2,402	(I)	(1,079)
Other, net	104	-				104
Total other income (expense)	119	(3,312)		2,402		(791)
Income before provision for income taxes	9,041	(1,682)		2,947		10,306
Provision for income taxes	3,026	669		(417)	(J)	3,279
Net income	$6,014	$(2,351)		$3,364		$7,027
Earnings per common share (basic):	$1.66					$1.94
Earnings per common share (diluted):	$1.65					$1.93
Shares outstanding - basic	3,621					3,621
Shares outstanding - diluted	3,643					3,643

See notes to unaudited pro forma combined condensed consolidated financial statements.

UTAH MEDICAL PRODUCTS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      Basis of Presentation.  On March 18, 2011, UTMD acquired Femcare pursuant to purchase agreements. The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2010 is based on historical financial statements of UTMD and Femcare.  The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2010 is presented as if the acquisition had occurred on December 31, 2010.  Historical Femcare balance sheet amounts assume a USD/GBP exchange rate of 1.5609.  The unaudited pro forma combined condensed consolidated financial information has been prepared by UTMD management.  Certain amounts from Femcare’s historical consolidated financial statements have been reclassified to conform with UTMD’s presentation.  Currency amounts in this report are in thousands, except per-share amounts and where noted.

The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2010 are based on historical financial statements for the year then ended after giving effect to the acquisition adjustments.  The unaudited pro forma combined condensed consolidated statements of operations are presented as it the Femcare acquisition had occurred on January 1, 2010.  Historical Femcare statements of operations amounts assume an average USD/GBP exchange rate of 1.5506.

2.      Purchase Price Allocation.  On March 18, 2011, UTMD acquired Femcare in an all cash transaction valued at approximately $41 million, inclusive of all common equity and preferred equity preferences.  Femcare markets medical devices and instruments for gynecology, urology and general surgery, and is best known for its leading global brand the Filshie Clip – a female surgical contraception device (tubal ligation).  UTMD expects the business combination will provide diversification, expansion and integration benefits that each company separately did not have the opportunity to achieve.

The purchase price of $41 million is subject to adjustments.  A two-year $3.2 million escrow was set aside from the purchase price to back the warranties and representations of the sellers. UTMD is in the process of finalizing its valuation of certain tangible and intangible assets and residual goodwill acquired in the transaction which may result in a claim against the escrow and adjustment to the purchase price.  UTMD intends to complete its purchase price allocation no later than one year from the date of acquisition.  If a subsequent adjustment after one year is needed, it will be recorded as an expense or income.  The purchase price allocation below may change as more defined analyses are completed and additional information about fair value of assets and liabilities becomes available.  The purchase price was preliminarily allocated as follows:

Assets Acquired
Accounts receivable	$2,176
Prepaid expenses	344
Inventory	1,319
Property and equipment	606
Identifiable Intangibles
Patents	97
Non-compete agreements	162
Trademarks, trade names	11,559
Customer relationships	11,559
Regulatory approvals & product certifications	15,419
Goodwill	9,084
Total assets acquired	52,325

Liabilities Assumed
Accounts payable	1,107
Accrued expenses	1,049
Deferred tax liability	9,084
Total liabilities assumed	11,241

Net assets acquired	$41,084

With respect to the assets acquired from Femcare, UTMD will amortize the patents and non-compete agreements over 10 and 5 years, respectively.  The other $38,537 in identifiable intangibles will be amortized over 15 years.  The $9,084 in deferred tax liability and goodwill results from the difference between the book basis and tax basis of the accumulated amortization of identifiable intangible assets.  The deferred tax liability will decline to zero over 15 years as the tax basis of the intangibles declines. The goodwill, which is not deductible for income tax purposes, will not be amortized, but will be written down if and when the value becomes impaired.

Estimated amortization expense for the identifiable intangibles is expected to be $2,584 per year for each of the next five years, assuming an average USD/GBP exchange rate of 1.60.

The Company expects to incur about $300 in total acquisition related expenses, comprised primarily of legal costs and long-term debt issuance costs related to loans from JPMorgan Chase Bank, N.A., all of which are being expensed as they occur.  Expenses that facilitated the acquisition transaction have been capitalized for income tax purposes.

3.      Long-Term Debt.  On March 17, 2011, UTMD obtained a $14,000 loan from JPMorgan Chase Bank, N.A. (Chase), to help finance the purchase price of Femcare. The terms and conditions of the loan require UTMD to a) repay the loan in equal monthly payments over 5 years, b) pay interest based on the 30-day LIBOR rate plus a margin starting at 2.80% and ranging from 2.00% to 3.75%, depending on the ratio of its funded debt to EBITDA (Leverage Ratio), c) pledge 65% of all foreign subsidiaries’ stock, d) provide first priority liens on all domestic business assets, e) maintain its Interest Coverage Ratio at 1.15 to 1.00 or better, f) maintain its Tangible Net Worth (TNW) above a minimum threshold 20% below UTMD’s TNW at closing on March 18, and g) maintain its Leverage Ratio at 2.75 to 1.00 or less.

On March 18, 2011, Femcare obtained an £8,000 ($12,934) loan from JP Morgan Chase, London Branch, to help refinance its debt as part of UTMD’s purchase of Femcare. Terms and conditions of the loan are the same as those listed above for the $14,000 U.S. loan.

4.      Pro Forma Adjustments.  The following is a summary of pro forma adjustments reflected in the unaudited pro forma combined condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

A.	To record cash amounts paid to the prior owners of Femcare by UTMD as well as cash removed from Femcare by the former owners. UTMD liquidated its investments to raise the required cash.

B	To recognize amounts which were the responsibility of Femcare’s former owners as part of the acquisition.

C.	To record the estimated fair value of goodwill resulting from the acquisition (see note 2, above).

D.
To remove Femcare’s existing intangible assets and associated accumulated amortization, all of which was associated with the former owner’s purchase of Femcare in 2004, and  to record the estimated value of the intangibles assets resulting from the acquisitions (see note 2, above).

E.	To remove Femcare’s existing notes payable, all of which were retired at the time of the acquisition, and to record the debt issued in connection with the acquisition (see note 3, above).

F.
Deferred tax liabilities were recognized based on differences between the tax basis of the identifiable intangible assets acquired and the values recorded for financial reporting purposes.  Pro forma tax rates between 23% and 28% were used, in accordance with scheduled UK corporate tax rates, which decrease from 28% on January 1, 2011 to 23% on April 1, 2014.

G.	Represents the elimination of Femcare’s historical stockholders’ equity.

H.
To remove $2,976 in 2010 amortization expense on Femcare goodwill eliminated by the acquisition, to remove nonrecurring acquisition related expenses, and to record $2,505 in incremental amortization of identifiable intangibles (see note 2, above) resulting from the acquisition.

I.
To remove Femcare’s 2010 interest expense, all of which was related to debt eliminated in the acquisition, and to recognize incremental interest expense on debt issued as a result of the acquisition.  Interest expense was estimated based on the average one-month LIBOR rate prevailing during the year ended December 31, 2010 for the portion of the debt that is subject to a floating rate, and on the fixed rates UTMD will pay over the term of the loans on the portion of the debt that has been fixed.

J.	To record the impact on tax expense of the pro forma adjustments.